Exhibit 4.3
SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”), is entered into and made as of August 22, 2011, TurkPower Corporation, a Delaware corporation and Turkpower Enerrji Sanayi ve Ticaret Anonim Sirketi, a 99% owned subsidiary, and any of their respective subsidiaries (collectively, the “Company”) to Chase Financing Inc.  (together with its permitted successors and assigns, the “Secured Party”).

WHEREAS, to induce the Secured Party to lend the Company monies pursuant to the Secured Promissory Note (the "Note"), the Company hereby grants to the Secured Party a first priority security interest in and to the pledged property identified on Exhibit “A” hereto (collectively referred to as the “Pledged Property”) until the satisfaction of the Obligations, as defined herein below; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS AND INTERPRETATIONS

Section 1.1.       Recitals.

The above recitals are true and correct and are incorporated herein, in their entirety, by this reference.

Section 1.2.       Interpretations.

Nothing herein expressed or implied is intended or shall be construed to confer upon any person other than the Secured Party any right, remedy or claim under or by reason hereof.

Section 1.3.       Obligations Secured.

The obligations secured hereby are any and all obligations of the Company now existing or hereinafter incurred to the Secured Party, whether oral or written and whether arising before, on or after the date hereof including, without limitation, those obligations of the Company to the Secured Party under this Agreement and the Note and any other amounts now or hereafter owed to the Secured Party by the Company hereunder or thereunder, in each case, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others and whether or not from time to time decreased or extinguished and later deceased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from the Secured Party as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time (collectively, the “Obligations”).

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ARTICLE 2.

PLEDGED COLLATERAL, ADMINISTRATION OF COLLATERAL AND TERMINATION OF SECURITY INTEREST

Section 2.1.       Pledged Property.

(a)       Company hereby pledges to the Secured Party, and creates in the Secured Party for its benefit, a first priority security interest for such time until the Obligations are paid in full, in and to all of the property of the Company as set forth in Exhibit “A” attached hereto, whether presently owned or existing or hereafter acquired or coming into existence, and all additions and accessions thereto and all substitutions and replacements thereof (collectively, the “Pledged Property”).

The Pledged Property, as set forth in Exhibit “A” attached hereto, and the products thereof and the proceeds of all such items are hereinafter collectively referred to as the “Pledged Collateral.”

(b)       Simultaneously with the execution and delivery of this Agreement, the Company shall make, execute, acknowledge, file, record and deliver to the Secured Party any documents reasonably requested by the Secured Party to perfect its first priority security interest in the Pledged Property at the expense of the Company.  Simultaneously with the execution and delivery of this Agreement, the Company shall make, execute, acknowledge and deliver to the Secured Party such documents and instruments, including, without limitation, financing statements, certificates, affidavits and forms as may, in the Secured Party’s reasonable judgment, be necessary to effectuate, complete or perfect, or to continue and preserve, the security interest of the Secured Party in the Pledged Property, and the Secured Party shall hold such documents and instruments as secured party, subject to the terms and conditions contained herein. The Company shall permit the Secured Party and its representatives and agents the right to inspect the Pledged Collateral at any time and to make copies of records pertaining to the Pledged Collateral as may be requested by the Secured Party from time to time.

Section 2.2.       Rights; Interests; Etc.

(a)       So long as no Event of Default (as hereinafter defined) shall have occurred and be continuing:

(i)           the Company shall be entitled to exercise any and all rights pertaining to the Pledged Property or any part thereof for any purpose not inconsistent with the terms hereof; and

(ii)          the Company shall be entitled to receive and retain any and all payments paid or made in respect of the Pledged Property.

(b)       Upon the occurrence and during the continuance of an Event of Default:

(i)           All rights of the Company to exercise the rights which it would otherwise be entitled to exercise pursuant to Section 2.2(a)(i) hereof and to receive payments which it would otherwise be authorized to receive and retain pursuant to Section 2.2(a)(ii) hereof shall be suspended, and all such rights shall thereupon become vested in the Secured Party who shall thereupon have the sole right to exercise such rights and to receive and hold as Pledged Collateral such payments; provided, however, that if the Secured Party shall become entitled and shall elect to exercise its right to realize on the Pledged Collateral pursuant to Article 5 hereof, then all cash sums received by the Secured Party, or held by Company for the benefit of the Secured Party and paid over pursuant to Section 2.2(b)(ii) hereof, shall be applied against any outstanding Obligations; and

(ii)          All interest, dividends, income and other payments and distributions which are received by the Company contrary to the provisions of Section 2.2(b)(i) hereof shall be received in trust for the benefit of the Secured Party, shall be segregated from other property of the Company and shall be forthwith paid over to the Secured Party; or

(iii)        The Secured Party in its sole discretion shall be authorized to sell any or all of the Pledged Property at public or private sale in order to recoup all of the outstanding principal plus accrued interest owed pursuant to the Note as described herein.

The Company shall, upon receipt by it of any revenue, income or other sums, whether payable pursuant to the Note or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay such sum, hold the same in trust for the Secured Party and shall forthwith endorse and transfer any such sums or instrument, or both, to the Secured Party for application to the satisfaction of the Obligations.

(c)       Each of the following events shall constitute a default under this Agreement (each an “Event of Default”):

(i)           any Event of Default as defined in the Note;

(ii)          any default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed under this Agreement, which default is not cured by the Company within five days of notice thereof;

(iii)         the Company shall:  (1) make a general assignment for the benefit of its creditors; (2) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties; (3) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (4) file with or otherwise submit to any governmental authority any petition, answer or other document seeking:  (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (5) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or (6) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction; or

(iv)        (A) any case, proceeding or other action shall be commenced against the Company and has not been resolved in a period of thirty (30) days after such commencement; for the purpose of effecting, or (B) an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 2.2(c)(iii) hereof, or (C) any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire, possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of thirty (30) days.

ARTICLE 3.

ATTORNEY-IN-FACT; PERFORMANCE

Section 3.1.       Secured Party Appointed Attorney-In-Fact.

Upon the occurrence of an Event of Default, the Company hereby appoints the Secured Party as its attorney-in-fact, with full authority in the place and stead of the Company and in the name of the Company or otherwise, from time to time in the Secured Party’s discretion to take any action and to execute any instrument which the Secured Party may reasonably deem necessary to accomplish the purposes of this Agreement, including, without limitation, to receive and collect all instruments made payable to the Company representing any payments in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.  The Secured Party may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize on the Pledged Property as and when the Secured Party may determine.  To facilitate collection, the Secured Party may notify account debtors and obligors on any Pledged Property or Pledged Collateral to make payments directly to the Secured Party.

Section 3.2.       Secured Party May Perform.

If the Company fails to perform any agreement contained herein, the Secured Party, at its option, may itself perform, or cause performance of, such agreement, and the expenses of the Secured Party incurred in connection therewith shall be included in the Obligations secured hereby and payable by the Company under Section 8.3.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

Section 4.1.       Authorization; Enforceability.

Each of the parties hereto represents and warrants that it has taken all action necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and upon execution and delivery, this Agreement shall constitute a valid and binding obligation of the respective party, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights or by the principles governing the availability of equitable remedies.

Section 4.2.       Ownership of Pledged Property.

The Company warrants and represents that it is the legal and beneficial owner of the Pledged Property free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement. The execution, delivery and performance of this Agreement does not conflict with or cause a breach or default, or an event that with or without the passage of time or notice, shall constitute a breach or default, under any agreement to which the Company is a party or by which the Company is bound. No consent is required for the Company to enter into and perform its obligations hereunder.

Section 4.3        Interest in Mine.

The Company owns a 6% interest (the "Interest") in the mines owned by Maksor Madencilik Sanayi ve Ticaret Anonim Sirketi ("Maksor"); this Interest is owned by the Company through its 99% subsidiary Turkpower Enerji Sanayi ve Ticaret Anonim Sirketi, a Turkish corporation which holds the 6% equity interest in Maksor. The Company has paid an aggregate of 1.5 million Euros for the Interest and no further payments are due by the Company for the ownership of the Interest. The 1.5 million Euros paid for the Interest were paid by the Company as follows: 1 million Euros on June 2010, 250,000 Euros on or about June 30, 2011 and 250,000 Euros on or about July 28, 2011. All such payments were made via wire transfer to the seller of the Interest.The Interest is owned free and clear of any and all liens, encumbrances and any other rights of third parties. The Interest will be assigned free and clear (including without limitation, any required consents by any third party) to the Secured Party upon an Event of Default.

ARTICLE 5.

DEFAULT; REMEDIES; SUBSTITUTE COLLATERAL

Section 5.1.       Default and Remedies.

(a)       If an Event of Default described in Section 2.2(c)(i)) occurs, then in each such case the Secured Party may declare the Obligations to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration, the Obligations shall become immediately due and payable.  If an Event of Default described in Sections 2.2(c)(ii), (iii) or (iv) occurs and is continuing for the period set forth therein, then the Obligations shall automatically become immediately due and payable without declaration or other act on the part of the Secured Party.

(b)      Upon the occurrence of an Event of Default, the Secured Party shall:  (i) be entitled to receive all distributions with respect to the Pledged Collateral, (ii) to cause the Pledged Property to be transferred into the name of the Secured Party or its nominee, (iii) to dispose of the Pledged Property, and (iv) to realize upon any and all rights in the Pledged Property then held by the Secured Party.

Section 5.2.       Method of Realizing Upon the Pledged Property:  Other Remedies.

Upon the occurrence of an Event of Default, in addition to any rights and remedies available at law or in equity, the following provisions shall govern the Secured Party’s right to realize upon the Pledged Property:

(a)       Any item of the Pledged Property may be sold for cash or other value in any number of lots at brokers board, public auction or private sale and may be sold without demand, advertisement or notice (except that the Secured Party shall give the Company ten (10) days’ prior written notice of the time and place or of the time after which a private sale may be made (the “Sale Notice”)), which notice period shall in any event is hereby agreed to be commercially reasonable, all of which are expressly waived.  At any sale or sales of the Pledged Property, the Company may bid for and purchase the whole or any part of the Pledged Property and, upon compliance with the terms of such sale, may hold, exploit and dispose of the same without further accountability to the Secured Party.  The Company will execute and deliver, or cause to be executed and delivered, such instruments, documents, assignments, waivers, certificates, and affidavits and supply or cause to be supplied such further information and take such further action as the Secured Party reasonably shall require in connection with any such sale.

(b)       Any cash being held by the Secured Party as Pledged Collateral and all cash proceeds received by the Secured Party in respect of, sale of, collection from, or other realization upon all or any part of the Pledged Collateral shall be applied as follows:

(i)           to the payment of all amounts due the Secured Party for the expenses reimbursable to it hereunder or owed to it pursuant to Section 8.3 hereof;

(ii)          to the payment of the Obligations then due and unpaid.

(iii)         the balance, if any, to the person or persons entitled thereto, including, without limitation, the Company.

(c)       In addition to all of the rights and remedies which the Secured Party may have pursuant to this Agreement, the Secured Party shall have all of the rights and remedies provided by law, including, without limitation, those under the Uniform Commercial Code.

(i)           If the Company fails to pay such amounts due upon the occurrence of an Event of Default which is continuing, then the Secured Party may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company and collect the monies adjudged or decreed to be payable in the manner provided by law out of the property of Company, wherever situated.

(ii)          The Company agrees that it shall be liable for any reasonable fees, expenses and costs incurred by the Secured Party in connection with enforcement, collection and preservation of this Agreement, including, without limitation, reasonable legal fees and expenses, and such amounts shall be deemed included as Obligations secured hereby and payable as set forth in Section 8.3 hereof.

Section 5.3.       Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relating to the Company or the property of the Company or of such other obligor or its creditors, the Secured Party (irrespective of whether the Obligations shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Secured Party shall have made any demand on the Company for the payment of the Obligations), , shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)           to file and prove a claim for the whole amount of the Obligations and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Secured Party (including any claim for the reasonable legal fees and expenses and other expenses paid or incurred by the Secured Party permitted hereunder and of the Secured Party allowed in such judicial proceeding), and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Secured Party to make such payments to the Secured Party and, in the event that the Secured Party shall consent to the making of such payments directed to the Secured Party, to pay to the Secured Party any amounts for expenses due it hereunder.

Section 5.4.       Duties Regarding Pledged Collateral.

The Secured Party shall have no duty as to the collection or protection of the Pledged Property or any income thereon or as to the preservation of any rights pertaining thereto, beyond the safe custody and reasonable care of any of the Pledged Property actually in the Secured Party’s possession.

ARTICLE 6.

AFFIRMATIVE COVENANTS

The Company covenants and agrees that, from the date hereof and until the Obligations have been fully paid and satisfied, unless the Secured Party shall consent otherwise in writing (as provided in Section 8.4 hereof):

Section 6.1.       Existence, Properties, Etc.

(a)       The Company shall do, or cause to be done, all things, or proceed with due diligence with any actions or courses of action, that may be reasonably necessary (i) to maintain Company’s due organization, valid existence and good standing under the laws of its state of incorporation, and (ii) to preserve and keep in full force and effect all qualifications, licenses and registrations in those jurisdictions in which the failure to do so could have a Material Adverse Effect (as defined below); and (b) the Company shall not do, or cause to be done, any act impairing the Company’s corporate power or authority (i) to carry on the Company’s business as now conducted, and (ii) to execute or deliver this Agreement or any other document delivered in connection herewith, including, without limitation, any UCC-1 Financing Statements required by the Secured Party (which other loan instruments collectively shall be referred to as the “Loan Instruments”) to which it is or will be a party, or perform any of its obligations hereunder or thereunder.  For purpose of this Agreement, the term “Material Adverse Effect” shall mean any material and adverse affect as determined by Secured Party in its reasonable discretion, whether individually or in the aggregate, upon (a) the Company’s assets, business, operations, properties or condition, financial or otherwise; (b) the Company’s to make payment as and when due of all or any part of the Obligations; or (c) the Pledged Property.

Section 6.2.       Maintenance of Books and Records; Inspection.

The Company shall maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied, and permit the Secured Party, its officers and employees and any professionals designated by the Secured Party in writing, at any time to visit and inspect any of its properties, corporate books and financial records, and to discuss its accounts, affairs and finances with any employee, officer or director thereof.

Section 6.3.       Maintenance and Insurance.

(a)       The Company shall maintain or cause to be maintained, at its own expense, all of its assets and properties in good working order and condition, subject to ordinary wear and tear, making all necessary repairs thereto and renewals and replacements thereof.

(b)       The Company shall maintain or cause to be maintained, at its own expense, insurance in form, substance and amounts (including deductibles), which the Company deems reasonably necessary to the Company’s business, (i) adequate to insure all assets and properties of the Company, which assets and properties are of a character usually insured by persons engaged in the same or similar business against loss or damage resulting from fire or other risks included in an extended coverage policy; (ii) against public liability and other tort claims that may be incurred by the Company; (iii) as may be required by this Agreement or applicable law and (iv) as may be reasonably requested by Secured Party, all with adequate, financially sound and reputable insurers.

Section 6.4.       Contracts and Other Collateral.

The Company shall perform all of its obligations under or with respect to each instrument, receivable, contract and other intangible included in the Pledged Property to which the Company is now or hereafter will be party on a timely basis and in the manner therein required, including, without limitation, this Agreement.

Section 6.5.       Defense of Collateral, Etc.

The Company shall defend and enforce its right, title and interest in and to any part of:  (a) the Pledged Property; and (b) if not included within the Pledged Property, those assets and properties whose loss could have a Material Adverse Effect, the Company shall defend the Secured Party’s right, title and interest in and to each and every part of the Pledged Property, each against all manner of claims and demands on a timely basis to the full extent permitted by applicable law.

Section 6.6.       Payment of Debts, Taxes, Etc.

The Company shall pay, or cause to be paid, all of its indebtedness and other liabilities and perform, or cause to be performed, all of its obligations in accordance with the respective terms thereof, and pay and discharge, or cause to be paid or discharged, all taxes, assessments and other governmental charges and levies imposed upon it, upon any of its assets and properties on or before the last day on which the same may be paid without penalty, as well as pay all other lawful claims (whether for services, labor, materials, supplies or otherwise) as and when due

Section 6.7.       Taxes and Assessments; Tax Indemnity.

The Company shall (a) file all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, (b) pay and discharge all taxes, assessments and governmental charges or levies imposed upon the Company, upon its income and profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and (c) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a lien or charge upon any of its properties; provided, however, that the Company in good faith may contest any such tax, assessment, governmental charge or levy described in the foregoing clauses (b) and (c) so long as appropriate reserves are maintained with respect thereto.

Section 6.8.       Compliance with Law and Other Agreements.

The Company shall maintain its business operations and property owned or used in connection therewith in compliance with (a) all applicable federal, state and local laws, regulations and ordinances governing such business operations and the use and ownership of such property, and (b) all agreements, licenses, franchises, indentures and mortgages to which the Company is a party or by which the Company or any of its properties is bound.  Without limiting the foregoing, the Company shall pay all of its indebtedness promptly in accordance with the terms thereof.

Section 6.9.       Notice of Default.

The Company shall give written notice to the Secured Party of the occurrence of any default or Event of Default under this Agreement, the Note or any other agreement of Company for the payment of money, promptly upon the occurrence thereof.

ARTICLE 7.

NEGATIVE COVENANTS

The Company covenants and agrees that, from the date hereof until the Obligations have been fully paid and satisfied, the Company shall not, unless the Secured Party shall consent otherwise in writing:

Section 7.1.       Liens and Encumbrances.

The Company shall not directly or indirectly make, create, incur, assume or permit to exist any assignment, transfer, pledge, mortgage, security interest or other lien or encumbrance of any nature in, to or against any part of the Pledged Property or of the Company’s capital stock, or offer or agree to do so, or own or acquire or agree to acquire any asset or property of any character subject to any of the foregoing encumbrances (including any conditional sale contract or other title retention agreement), or assign, pledge or in any way transfer or encumber its right to receive any income or other distribution or proceeds from any part of the Pledged Property or the Company’s capital stock; or enter into any sale-leaseback financing respecting any part of the Pledged Property as lessee, or cause or assist the inception or continuation of any of the foregoing.

Section 7.1.       Conduct of Business.

The Company will continue to engage, in an efficient and economical manner, in a business of the same general type as conducted by it on the date of this Agreement.

Section 7.2.       Places of Business.

The location of the Company’s chief place of business is 100 Park Avenue, Suite 1600, New York, New York 10017.  The Company shall not change the location of its chief place of business, chief executive office or any place of business disclosed to the Secured Party or move any of the Pledged Property from its current location without fifteen (15) days prior written notice to the Secured Party in each instance.

Section 7.3.       Subsidiaries.

The Company will not directly or indirectly create any subsidiary or enter into any partnership, limited liability company or joint venture agreement.

ARTICLE 8.

MISCELLANEOUS

Section 8.1.       Notices.

All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given if delivered in person against written receipt, by facsimile transmission, overnight courier prepaid, or mailed by prepaid first class registered or certified mail, postage prepaid, return receipt requested to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

(i)	If to the Company:

TurkPower Corporation
100 Park Avenue, Suite 1600
New York, NY 10017
Telecopy: ______
Email: __________ mailto:

(ii)	If to the Holder:

Chase Financing Inc.
PO Box 403303
Miami Beach, FL 33140
Telecopy: 212-787-9268
Email: robbie490@aol.com

with a copy (which shall not constitute notice) to:

David Lubin & Associates, PLLC
10 Union Avenue
Suite 5
Lynbrook, NY 11563
Telecopy: 516-887-8250
Attn: David Lubin, Esq.
david@dlubinassociates.com

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, (iii) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt, or (iv) if delivered by mail in the manner described above to the address provided in this Section, be deemed given on the earlier of the third business day following mailing or upon receipt.  In order for any such notice to be deemed given as provided above, any such notice must also be accompanied by an email to the recipient.

Section 8.2.       Severability.

If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

Section 8.3.       Expenses.

In the event of an Event of Default, the Company will pay to the Secured Party the amount of any and all reasonable expenses, including the fees and expenses of its counsel, which the Secured Party may incur in connection with:  (i) the custody or preservation of, or the sale, collection from, or other realization upon, any of the Pledged Property; (ii) the exercise or enforcement of any of the rights of the Secured Party hereunder or (iii) the failure by the Company to perform or observe any of the provisions hereof. Any such payments shall be made promptly upon delivery by the Secured Party of notice thereof.

Section 8.4.       Waivers, Amendments, Etc.

The Secured Party’s delay or failure at any time or times hereafter to require strict performance by Company of any undertakings, agreements or covenants shall not waiver, affect, or diminish any right of the Secured Party under this Agreement to demand strict compliance and performance herewith.  Any waiver by the Secured Party of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type.  None of the undertakings, agreements and covenants of the Company contained in this Agreement, and no Event of Default, shall be deemed to have been waived by the Secured Party, nor may this Agreement be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by an instrument in writing specifying such waiver, amendment, change or modification and signed by the Secured Party. No course of dealing between the Company and the Secured Party, nor any failure to exercise nor any delay in exercising on the party of the Secured Party, any right, power or privilege hereunder or under the Note shall operate as a waiver; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.5.       Continuing Security Interest.

This Agreement shall create a continuing first priority lien and security interest in the Pledged Property and shall: (i) remain in full force and effect until payment in full of the Obligations; and (ii) be binding upon the Company and its successors and assigns and (iii) inure to the benefit of the Secured Party and its successors and assigns.  Upon the payment or satisfaction in full of the Obligations, the Company shall be entitled to the return, at its expense, of such of the Pledged Property as shall not have been sold in accordance with Section 5.2 hereof or otherwise applied pursuant to the terms hereof. All of the rights and remedies of the Secured Party with respect to the Collateral, whether established hereby or by the Note or any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

Section 8.6.       Independent Representation.

Each party hereto acknowledges and agrees that it has received or has had the opportunity to receive independent legal counsel of its own choice and that it has been sufficiently apprised of its rights and responsibilities with regard to the substance of this Agreement. This Agreement shall be construed to effectuate the mutual intent of the parties. The parties and their counsel have cooperated in the drafting and preparation of this Agreement and the Note, and this Agreement therefore shall not be construed against any party by virtue of its role as the drafter thereof. No drafts of this Agreement shall be offered by any party, nor shall any draft be admissible in any proceeding, to explain or construe this Agreement.

Section 8.7.       Applicable Law:  Jurisdiction.

This Agreement shall be deemed to be made under and shall be construed in accordance with the laws of the State of New York without giving effect to the principals of conflict of laws thereof. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts sitting in New York, and any appellate court from any thereof, in respect of any action, suit or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, suit or proceeding may be heard and determined in such courts.  Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement, or in any court referred to above.  Each of the parties further hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit proceeding in any such court and waives any other right to which it may be entitled on account of its place of residence or domicile. THE COMPANY IRREVOCABLY WAIVES ANY AND ALL RIGHT THE COMPANY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE COMPANY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

Section 8.8.       Entire Agreement.

This Agreement constitutes the entire agreement among the parties and supersedes any prior agreement or understanding among them with respect to the subject matter hereof.

[Remainder of Page Intentionally Omitted; Signature Pages to Follow]

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the parties have executed this Security Agreement as of the date first written above.

TurkPower Corporation

By:	/s/ Ryan Hart
Name	Ryan Hart
Title	Executive Chairman

Turkpower Enerrji Sanayi ve Ticaret Anonim Sirketi

By:	/s/ Ryan Hart
Name	Ryan Hart
Title	Executive Chairman

Chase Financing Inc.

By:	/s/ Robert V. Herskowitz
Name
Title

EXHIBIT A
DEFINITION OF PLEDGED PROPERTY

For the purpose of securing prompt and complete payment and performance by the Company of all of the Obligations, the Company unconditionally and irrevocably hereby grants to the Secured Party a continuing first priority security interest in and to, and lien upon, the following Pledged Property of the Company:

(a)       all cash, negotiable instruments, escrow funds, bank accounts, contract rights,  prepaid expenses and claims;

(b)      all goods of the Company, including, without limitation, machinery, equipment, computer, furniture, furnishings, fixtures, signs, lights, tools, parts, supplies and motor vehicles of every kind and description, now or hereafter owned by the Company or in which the Company may have or may hereafter acquire any interest, and all replacements, additions, accessions, substitutions and proceeds thereof, arising from the sale or disposition thereof, and where applicable, the proceeds of insurance and of any tort claims involving any of the foregoing;

(c)       all inventory of the Company, including, but not limited to, all goods, wares, merchandise, parts, supplies, finished products, other tangible personal property, including such inventory as is temporarily out of Company’s custody or possession and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing;

(d)      all contract rights and general intangibles of the Company, including, without limitation, goodwill, trademarks, trade styles, trade names, leasehold interests, partnership or joint venture interests, patents and patent applications, copyrights, deposit accounts whether now owned or hereafter created;

(e)       all documents, warehouse receipts, instruments and chattel paper of the Company whether now owned or hereafter created, including without limitation all files, records, books of account, business papers and computer programs;

(f)       all accounts and other receivables, instruments or other forms of obligations and rights to payment of the Company (herein collectively referred to as “Accounts”), together with the proceeds thereof, all goods represented by such Accounts and all such goods that may be returned by the Company’s customers, and all proceeds of any insurance thereon, and all guarantees, securities and liens which the Company may hold for the payment of any such Accounts including, without limitation, all rights of stoppage in transit, replevin and reclamation and as an unpaid vendor and/or lienor, all of which the Company represents and warrants will be bona fide and existing obligations of its respective customers, arising out of the sale of goods by the Company in the ordinary course of business;

(g)       to the extent assignable, all of the Company’s rights under all present and future authorizations, permits, licenses and franchises issued or granted in connection with the operations of any of its facilities; and

(h)      all products and proceeds (including, without limitation, insurance proceeds) from the above-described Pledged Property.

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